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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                NTN CANADA, INC.

         (As restated to include all amendments thru September 30, 1994)


                  FIRST:   The name of the corporation is NTN CANADA, INC.

                  SECOND: The corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be organized pursuant to Article 4 of the Business Corporation Law in the State of New York. The corporation will not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first having been obtained.

                  In furtherance of the corporate purposes, the corporation shall have all of the powers conferred upon corporations organized under the Business Corporation Law, subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

                  THIRD:   The office of the corporation is to be located in the
County of Suffolk, State of New York.

                  FOURTH: The aggregate number of shares which this corporation shall have authority to issue is Twenty-One Million Five Hundred Thousand (21,500,000) shares, of which one million five hundred thousand (1,500,000) shares will be preferred shares having a par value of $.01 per share, and twenty million (20,000,000) shares having a par value of $.07 per share will be common shares. With respect to the preferred shares, the Board of Directors shall have the authority to cause the issuance, from time to time, of preferred shares in one or more series, for any proper purpose without further shareholder approval. Each series of preferred shares will be distinctly titled and will consist of the number of shares designated by the Board of Directors. The Board of Directors is expressly vested with the right to determine, with respect to the preferred shares and each series thereof, the following: (a) Whether such shares shall be granted voting rights, and, if so, to what extent, and upon what terms and conditions; (b) The rates and times at which, and the terms and conditions on which, dividends on such shares shall be paid and any dividend rights of cumulation; (c) Whether such shares shall be granted conversion rights, and, if so, upon what terms and conditions; (d) Whether the corporation shall have the

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right to redeem such shares, and, if so, upon what terms and conditions; (e) The liquidation rights (if any) of such shares, including whether such shares shall enjoy any liquidation preferences; and (f) Such other designations, preferences, relative rights and limitations (if any) attaching to such shares.

                  FIFTH:   The Secretary of State is designated as the agent of
the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:
TRIOSEARCH, Inc. c/o Moritt & Wolfeld, 600 Old Country Road, Garden City, New York 11530.

                  SIXTH:   The duration of the corporation is to be perpetual.

                  SEVENTH: The following provisions are inserted for the regulation and conduct of the affairs of the corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

                  (a) Meetings of the shareholders or directors of the corporation for all purposes may be held at its office or elsewhere within or without the State of New York, at such place or places as may from time to time be designated in the by-laws, or by unanimous resolution of the board of directors.

                  (b) All corporate powers except those which by-law expressly require the consent of the stockholders shall be exercised by the board of directors.

                  (c) The board of directors shall have the power from time to time to fix and determine and vary the amount of the working capital of the corporation, and to direct and determine the use and disposition of any surplus or net profits over and above its capital, and in its discretion, the board of directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds or other obligations of the corporation or its own capital shares, to such extent and in such manner and upon such terms as the board of directors shall deem expedient, but any such capitals shares so purchased or acquired may be resold unless such shares shall have been retired in the manner provided by law for the purpose of decreasing the corporation's capital.

                  (d) Any one or more or all of the directors may be removed for or without cause, at any time, by the vote of the shareholders holding a majority of the shares of the corporation entitled to vote at any special meeting, and thereupon the term of such director or directors who shall have been so removed shall forthwith terminate, and there shall be a vacancy or vacancies in the board of directors to be filled as provided in the by-laws.

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                  (e) Subject always to the by-laws made by the shareholders, the board of directors may make by-laws and from time to time may alter, amend, or repeal any by-laws, but any by-laws made by the board of directors may be altered or repealed by the shareholders.

                  (f) Any one or more members of the Board of Directors of the corporation or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

                 EIGHTH:   No holder of any of the shares of any class of the
corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, which now or are hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transaction specified in paragraphs (1) to (6) inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

                 NINTH:    Except as may otherwise be specifically provided in
this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

                 TENTH:    No director of this corporation shall be personally
liable to the corporation or any of its shareholders for damages for any breach of duty in such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

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